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                                  EXHIBIT 23.3
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                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


        We consent to the incorporation by reference in the Registration Statement on Form S-8 of Noble Drilling Corporation of our report dated March 4, 1994, with respect to the consolidated balance sheets of Triton Engineering Services Company and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1993, which report appears in the Form 8-K/A of Noble Drilling Corporation dated June 30, 1994. Our report refers to the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as of January 1, 1993.

      Our report contains an explanatory paragraph that states Triton Engineering Services Company's intent to sell all of its outstanding stock. The consolidated financial statements do not include any adjustments relating to the recoverability or classification of recorded asset amounts or the amounts or classification of liabilities which might result from the sale.



                                              KPMG Peat Marwick LLP



Houston, Texas
February 10, 1995